Exhibit 99.1

Morgan Stanley Second Quarter 2022 Earnings Results

Morgan Stanley Reports Net Revenues of $13.1 Billion, EPS of $1.39 and ROTCE of 13.8%

NEW YORK, July 14, 2022 – Morgan Stanley (NYSE: MS) today reported net revenues of $13.1 billion for the second quarter ended June 30, 2022 compared with $14.8 billion a year ago.  Net income applicable to Morgan Stanley was $2.5 billion, or $1.39 per diluted share,1 compared with net income of $3.5 billion, or $1.85 per diluted share,1 for the same period a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “Overall the Firm delivered a solid quarter in what was a more volatile market environment than we have seen for some time. Strong results in Equity and Fixed Income helped partially counter weaker investment banking activy. We continue to attract positive flows across our Wealth Management business, and Investment Management continues to benefit from its diversification. Finally, we finished the quarter in a strong capital position to ensure we move forward with confidence.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	2Q 2022	2Q 2021

Net revenues	$13,132	$14,759
Provision for credit losses	$101	$73
Compensation expense	$5,550	$6,423
Non-compensation expenses	$4,162	$3,697
Pre-tax income[8]	$3,319	$4,566
Net income app. to MS	$2,495	$3,511
Expense efficiency ratio[6]	74%	69%
Earnings per diluted share	$1.39	$1.85
Book value per share	$54.46	$54.04
Tangible book value per share	$40.07	$40.12
Return on equity	10.1%	13.8%
Return on tangible equity[4]	13.8%	18.6%
Institutional Securities
Net revenues	$6,119	$7,092
Investment Banking	$1,072	$2,376
Equity	$2,960	$2,827
Fixed Income	$2,500	$1,682
Wealth Management
Net revenues	$5,736	$6,095
Fee-based client assets ($ billions)[9]	$1,717	$1,680
Fee-based asset flows ($ billions)[10]	$28.5	$33.7
Net new assets ($ billions)	$52.9	$71.2
Loans ($ billions)	$143.6	$114.7
Investment Management
Net revenues	$1,411	$1,702
AUM ($ billions)[11]	$1,351	$1,524
Long-term net flows ($ billions)[12]	$(3.5)	$13.5

Highlights

•	The Firm reported solid results with net revenues of $13.1 billion demonstrating the strength of our diversified franchise as the businesses navigated a challenging market environment.

•	The Firm delivered ROTCE of 13.8%, or 14.3% excluding the impact of integration-related expenses.[4,5]

•
The Firm’s expense efficiency ratio was 74%, impacted by $200 million related to a specific regulatory matter concerning the use of unapproved personal devices and the Firm’s record-keeping requirements. In the first half of the year, the expense efficiency ratio was 71%, or 70% excluding the impact of integration-related expenses.[5,6]

•	The Firm remains in a strong capital position with a Standardized Common Equity Tier 1 capital ratio of 15.2%.

•
Institutional Securities net revenues of $6.1 billion reflect strong performance in Fixed Income and Equity as clients remained engaged in volatile markets, while limited activity in Investment Banking was impacted by the uncertain macroeconomic environment.

•
Wealth Management delivered a pre-tax margin of 26.5% or 28.2% excluding integration-related expenses.[5,7] Net revenues were $5.7 billion, negatively impacted by mark-to-market losses on investments associated with certain employee deferred compensation plans. The business added net new assets of $53 billion in the quarter and $195 billion in the first half of 2022. The quarter also saw continued growth in bank lending and $29 billion of fee-based flows.

•	Investment Management net revenues were $1.4 billion. The diversified business delivered solid results despite lower equity markets.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $6.1 billion compared with $7.1 billion a year ago. Pre-tax income was $1.6 billion compared with $2.5 billion a year ago.8

Investment Banking revenues down 55% from a year ago:

•	Advisory revenues decreased from a year ago driven by lower levels of completed M&A transactions.

•	Equity underwriting revenues significantly decreased from a year ago on lower issuances given uncertainty in the markets.

•	Fixed income underwriting revenues decreased from a year ago as macroeconomic conditions contributed to lower issuances.

Equity net revenues up 5% from a year ago:

•	Equity net revenues increased from a year ago on continued strong client engagement and elevated market volatility, with particular strength in derivatives products and prime brokerage.

Fixed Income net revenues up 49% from a year ago:

•	Fixed Income net revenues increased substantially from a year ago reflecting strength in our macro businesses and in commodities on increased client activity and volatility in the markets.

Other:

•
Other revenues decreased from a year ago driven by mark-to-market losses on corporate loans held for sale, net of hedges, reflecting the widening of credit spreads in the quarter. Mark-to-market losses on investments associated with certain employee deferred compensation plans also contributed to the decline.

($ millions)	2Q 2022	2Q 2021
Net Revenues	$6,119	$7,092

Investment Banking	$1,072	$2,376
Advisory	$598	$664
Equity underwriting	$148	$1,072
Fixed income underwriting	$326	$640

Equity	$2,960	$2,827
Fixed Income	$2,500	$1,682
Other	$(413)	$207

Provision for credit losses	$82	$70

Total Expenses	$4,483	$4,524
Compensation	$2,050	$2,433
Non-compensation	$2,433	$2,091

Total Expenses:

•	Compensation expense decreased from a year ago primarily driven by a decline related to certain deferred compensation plans linked to investment performance and the impact of lower revenues.

•
Non-compensation expenses increased from a year ago primarily driven by higher litigation costs, including $200 million related to a specific regulatory matter concerning the use of unapproved personal devices and the Firm’s record-keeping requirements, and higher volume-related expenses.

Wealth Management

Wealth Management reported net revenues of $5.7 billion compared with $6.1 billion a year ago. Pre-tax income was $1.5 billion compared with $1.6 billion a year ago.8 Pre-tax margin was 26.5% in the current quarter, or 28.2% excluding the impact of integration-related expenses.5,7

Net revenues decreased 6% from a year ago:

•	Asset management revenues increased 2% reflecting higher asset levels driven by continued positive fee-based flows, partially offset by lower market levels compared to a year ago.

•
Transactional revenues[13] decreased 17% excluding the impact of mark-to-market losses on investments associated with certain employee deferred compensation plans. The decrease was driven by lower client activity from a strong prior year period.

•	Net interest income increased from a year ago on higher interest rates and continued bank lending growth.

Total Expenses:

•	Compensation expense decreased driven by a decline primarily related to certain deferred compensation plans linked to investment performance.

($ millions)	2Q 2022	2Q 2021
Net Revenues	$5,736	$6,095
Asset management	$3,510	$3,447
Transactional[13]	$291	$1,172
Net interest income	$1,747	$1,255
Other	$188	$221
Provision for credit losses	$19	$3
Total Expenses	$4,196	$4,456
Compensation	$2,895	$3,275
Non-compensation	$1,301	$1,181

•	Non-compensation expenses increased from a year ago primarily driven by investments in technology, as well as higher marketing and business development costs and integration-related expenses.

Investment Management

Investment Management reported net revenues of $1.4 billion compared with $1.7 billion a year ago. Pre-tax income was $249 million compared with $430 million a year ago.8

Net revenues down 17% from a year ago:

•	Asset management and related fees decreased from a year ago driven by lower AUM, primarily due to the decline in equity markets.

•
Performance-based income and other revenues decreased from a year ago primarily reflecting mark-to-market losses on investments associated with certain employee deferred compensation plans and lower marks on public investments reflecting the decline in the equity markets.

($ millions)	2Q 2022	2Q 2021
Net Revenues	$1,411	$1,702
Asset management and related fees	$1,304	$1,418
Performance-based income and other	$107	$284
Total Expenses	$1,162	$1,272
Compensation	$605	$715
Non-compensation	$557	$557

Total Expenses:

•	Compensation expense decreased from a year ago primarily driven by a decline related to certain deferred compensation plans linked to investment performance.

Other Matters

•	The Firm repurchased $2.7 billion of its outstanding common stock during the quarter, completing our $12 billion buyback plan that we announced last year.

•	The Firm also announced a multi-year repurchase authorization of up to $20 billion of outstanding common stock without a set expiration date.

•
The Board of Directors declared a $0.775 quarterly dividend per share, an 11% increase from the current $0.70 per share dividend, payable on August 15, 2022 to common shareholders of record on July 29, 2022.

•	The Standardized Common Equity Tier 1 capital ratio was 15.2%, 190 basis points above the new aggregate standardized approach CET1 requirement beginning October 1, 2022.

Capital[14]	2Q 2022	2Q 2021
Standardized Approach
CET1 capital[15]	15.2%	16.6%
Tier 1 capital[15]	16.9%	18.3%
Advanced Approach
CET1 capital[15]	15.4%	17.7%
Tier 1 capital[15]	17.1%	19.5%
Leverage-based capital
Tier 1 leverage[16]	6.6%	7.5%
SLR[17]	5.4%	5.9%
Common Stock Repurchases
Repurchases ($ millions)	$2,738	$2,939
Number of Shares (millions)	33	34
Average Price	$82.05	$86.21
Period End Shares (millions)	1,723	1,834
Tax Rate	23.6%	23.1%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $104 million and $103 million for the second quarter of 2022 and 2021, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity excluding integration-related expenses is adjusted in both the numerator and the denominator to exclude the integration-related expenses associated with the acquisitions of E*TRADE and Eaton Vance.

5 The Firm’s and business segment’s second quarter results for 2022 and 2021 include integration-related expenses as a result of the E*TRADE and Eaton Vance acquisitions reported in the Wealth Management segment and Investment Management segment, respectively. The amounts are presented as follows (in millions):

	2Q 2022	2Q 2021
Firm
Compensation	$11	$25
Non-compensation	109	65
Total non-interest expenses	$120	$90
Total non-interest expenses (after-tax)	$92	$69

Wealth Management
Compensation	$4	$9
Non-compensation	92	51
Total non-interest expenses	$96	$60
Total non-interest expenses (after-tax)	$74	$46

Investment Management
Compensation	$7	$16
Non-compensation	17	14
Total non-interest expenses	$24	$30
Total non-interest expenses (after-tax)	$18	$23

6 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

7 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

8 Pre-tax income represents income before taxes.

9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.

11 AUM is defined as assets under management or supervision.

12 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains/losses on investments associated with certain employee deferred compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.

14 Capital ratios are estimates as of the press release date, July 14, 2022.

15 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Form 10-K).

16 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

17 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $77.8 billion and $84.6 billion, and supplementary leverage exposure denominator of approximately $1.45 trillion and $1.44 trillion, for the second quarter of 2022 and 2021, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021	Change
Revenues:
Investment banking	$1,150	$1,758	$2,560	(35%)	(55%)	$2,908	$5,400	(46%)
Trading	3,597	3,983	3,330	(10%)	8%	7,580	7,555	--
Investments	23	75	381	(69%)	(94%)	98	699	(86%)
Commissions and fees	1,220	1,416	1,308	(14%)	(7%)	2,636	2,934	(10%)
Asset management	4,912	5,119	4,973	(4%)	(1%)	10,031	9,371	7%
Other	(52)	234	342	*	*	182	626	(71%)
Total non-interest revenues	10,850	12,585	12,894	(14%)	(16%)	23,435	26,585	(12%)

Interest income	3,612	2,650	2,212	36%	63%	6,262	4,649	35%
Interest expense	1,330	434	347	*	*	1,764	756	133%
Net interest	2,282	2,216	1,865	3%	22%	4,498	3,893	16%
Net revenues	13,132	14,801	14,759	(11%)	(11%)	27,933	30,478	(8%)

Provision for credit losses	101	57	73	77%	38%	158	(25)	*

Non-interest expenses:
Compensation and benefits	5,550	6,274	6,423	(12%)	(14%)	11,824	13,221	(11%)

Non-compensation expenses:
Brokerage, clearing and exchange fees	878	882	795	--	10%	1,760	1,705	3%
Information processing and communications	857	829	765	3%	12%	1,686	1,498	13%
Professional services	757	705	746	7%	1%	1,462	1,370	7%
Occupancy and equipment	430	427	414	1%	4%	857	819	5%
Marketing and business development	220	175	146	26%	51%	395	292	35%
Other	1,020	864	831	18%	23%	1,884	1,688	12%
Total non-compensation expenses	4,162	3,882	3,697	7%	13%	8,044	7,372	9%

Total non-interest expenses	9,712	10,156	10,120	(4%)	(4%)	19,868	20,593	(4%)

Income before provision for income taxes	3,319	4,588	4,566	(28%)	(27%)	7,907	9,910	(20%)
Provision for income taxes	783	873	1,054	(10%)	(26%)	1,656	2,230	(26%)
Net income	$2,536	$3,715	$3,512	(32%)	(28%)	$6,251	$7,680	(19%)
Net income applicable to nonredeemable noncontrolling interests	41	49	1	(16%)	*	90	49	84%
Net income applicable to Morgan Stanley	2,495	3,666	3,511	(32%)	(29%)	6,161	7,631	(19%)
Preferred stock dividend	104	124	103	(16%)	1%	228	241	(5%)
Earnings applicable to Morgan Stanley common shareholders	$2,391	$3,542	$3,408	(32%)	(30%)	$5,933	$7,390	(20%)

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2022	Mar 31, 2022	Jun 30, 2021	Mar 31, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021	Change

Financial Metrics:

Earnings per basic share	$1.40	$2.04	$1.88	(31%)	(26%)	$3.45	$4.10	(16%)
Earnings per diluted share	$1.39	$2.02	$1.85	(31%)	(25%)	$3.41	$4.04	(16%)

Return on average common equity	10.1%	14.7%	13.8%			12.4%	15.3%
Return on average tangible common equity	13.8%	19.8%	18.6%			16.8%	19.8%

Book value per common share	$54.46	$54.18	$54.04			$54.46	$54.04
Tangible book value per common share	$40.07	$39.91	$40.12			$40.07	$40.12

Excluding integration-related expenses
Adjusted earnings per diluted share	$1.44	$2.06	$1.89	(30%)	(24%)	$3.51	$4.11	(15%)
Adjusted return on average common equity	10.5%	15.0%	14.1%			12.8%	15.6%
Adjusted return on average tangible common equity	14.3%	20.3%	19.0%			17.3%	20.1%

Financial Ratios:

Pre-tax profit margin	25%	31%	31%			28%	33%
Compensation and benefits as a % of net revenues	42%	42%	44%			42%	43%
Non-compensation expenses as a % of net revenues	32%	26%	25%			29%	24%
Firm expense efficiency ratio	74%	69%	69%			71%	68%
Firm expense efficiency ratio excluding integration-related expenses	73%	68%	68%			70%	67%
Effective tax rate	23.6%	19.0%	23.1%			20.9%	22.5%

Statistical Data:

Period end common shares outstanding (millions)	1,723	1,756	1,834	(2%)	(6%)
Average common shares outstanding (millions)
Basic	1,704	1,733	1,814	(2%)	(6%)	1,718	1,804	(5%)
Diluted	1,723	1,755	1,841	(2%)	(6%)	1,739	1,829	(5%)

Worldwide employees	78,386	76,541	71,826	2%	9%

Notes:
-	For the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, Firm results include pre-tax integration-related expenses of $120 million, $107 million and $90 million ($92 million, $82 million and $69 million after-tax) respectively, reported in the Wealth Management and Investment Management business segments. The six months ended June 30, 2022 and 2021 results include pre-tax integration-related expenses of $227 million and $165 million ($174 million and $127 million after-tax), respectively.
-	The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.